Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Frontier Communications Corporation for the registration of debt securities and to the incorporation by reference therein of our report dated March 10, 2010, with respect to the combined special-purpose financial statements and schedule of Verizon Communications Inc.’s Separate Telephone Operations as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in the prospectus filed on June 4, 2010, pursuant to Rule 424(b), with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 10, 2012